ANNUAL COMPLIANCE STATEMENT

For the period of July 6, 2019 through December 31, 2019 (“Reporting Period”)

Deutsche Mortgage & Asset Receiving Corporation

Hudson Yards 2019-30HY Mortgage Trust, Commercial

Mortgage Pass-Through Certificates (the “Trust”)

Situs Holdings, LLC, as Special Servicer, (a “Certifying Servicer”) is responsible for assessing compliance as of December 31, 2019 for the Reporting Period with the applicable servicing criteria specified in Paragraph (d) of Item 1122 of the U.S. Securities and Exchange Commission’s Regulation AB (the “Relevant Servicing Criteria”).

The Special Servicer has assessed its compliance with the Relevant Servicing Criteria for the Reporting Period and has concluded that the Special Servicer has complied, in all material respects, with the Relevant Servicing Criteria as of December 31, 2019 and for the Reporting Period with respect to the Platform taken as a whole.

As Executive Managing Director and Vice President of Compliance of Situs Holdings, LLC, we certify that:

                A.  A review of the Special Servicer’s activities during the preceding calendar year and of Special Servicer’s performance under the Trust and Servicing Agreement has been made under our supervision; and

B.  To the best of our knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Trust and Servicing Agreement in all material respects during the Reporting Period.

Date: February 20, 2020

SITUS HOLDINGS, LLC,

as Special Servicer

By: /s/ George Wisniewski

Name:     George Wisniewski

Title:       Executive Managing Director

By: /s/  Stacey Ciarlanti

Name:      Stacey Ciarlanti

Title:        Vice President, Compliance